EXHIBIT 23.1

        Accountants' Consent

The Board of Directors
Austins Steaks & Saloon, Inc.:

        We consent to incorporation by reference in Registration Statement No. 33-92196 on Form S-8 of our report dated March 8, 2002, except as to note 5, which is as of March 22, 2002, relating to the consolidated balance sheets of Austins Steaks & Saloon, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report is included in the December 31, 2001 annual report on Form 10-K of Austins Steaks & Saloon, Inc.

Roanoke, Virginia
March 29, 2002